As filed with the Securities and Exchange Commission on March 31, 1994

_______________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION

                    Washington, D.C.  20549


                           FORM 11-K


                         ANNUAL REPORT


                Pursuant to Section 15(d) of the

                Securities Exchange Act of 1934


          For the Fiscal year ended December 31, 1993

          THE LINCOLN NATIONAL LIFE INSURANCE COMPANY

            AGENTS' SAVINGS AND PROFIT-SHARING PLAN

                      (Full title of Plan)

                   [Current Reg. No. 33-4711]


                  LINCOLN NATIONAL CORPORATION
                     200 East Berry Street
                   Fort Wayne, Indiana  46802

        (Name of Issuer and Principal Executive Office)

                    ________________________









                       FORM 11-K (AGENTS)

                        TABLE OF CONTENTS


     Facing Sheet


Page

1     Financial Statements


2     Signature

                            FORM 11-K (AGENTS)

                 For the Fiscal year ended December 31, 1993

     Financial Statements.

Pursuant to Rule 311 of Regulation S-T, and General Instruction E to Form 11-K, the required financial statements have been timely filed in paper format.










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                               SIGNATURE

          The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the Members of the Lincoln National Corporation Benefits Investment Committee have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.

                              THE LINCOLN NATIONAL LIFE
                              INSURANCE COMPANY AGENTS'SAVINGS
                              AND PROFIT-SHARING PLAN

                              By:\S\ JON A. BOSCIA

                              Jon A. Boscia, Chairman
                              Lincon National Corporation
                              Benefits Investment Committee

Date: 3-31-94












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